EXHIBIT 99.(a)(1)(K)

QUEST SOFTWARE, INC.

STOCK OPTION AGREEMENT

1999 STOCK INCENTIVE PLAN

THIS STOCK OPTION AGREEMENT (the “Agreement”) is entered into by and between QUEST SOFTWARE, INC., a California corporation (the “Corporation”) and the Optionee identified in the Notice of Grant of Stock Option to which this Agreement is attached (the “Grant Notice”) as of the Grant Date specified in the Grant Notice.

RECITALS

A. The Corporation has adopted the Quest Software, Inc. 1999 Stock Incentive Plan (the “Plan”) in order to promote the interests of the Corporation by providing eligible persons with an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive to remain in the Service of the Corporation (or any Parent or Subsidiary).

B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is intended to carry out the purposes of the Plan in connection with the Corporation’s grant of an option to Optionee pursuant to the terms and provisions of the Plan.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of shares of Common Stock (“Option Shares”) specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price specified in the Grant Notice (the “Exercise Price”).

2. Option Term. This option shall have a term of ten (10) years measured from the Original Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3. Limited Transferability. This option may, in connection with the Optionee’s estate plan, be assigned in whole or in part during Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established for the exclusive benefit of one or more such family members; provided, that the number of Option Shares with respect to which any such assignment shall be limited to the aggregate number of Option Shares for which this option, at the time of assignment, shall have become exercisable in accordance with Paragraph 4 below. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate. Should the Optionee die while holding this option, then this option shall be transferred in accordance with Optionee’s will or the laws of descent and distribution.

4. Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5. Cessation of Service. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) If Optionee ceases to remain in Service for any reason (other than death or Permanent Disability or in circumstances involving Detrimental Activities described in Section 6(b) below) while this option is outstanding, then Optionee shall have a 30-day period (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b) If Optionee dies while this option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this option. Such right shall lapse, and this option shall cease to be outstanding, upon the earlier of (A) the expiration of the twelve (12)- month period measured from the date of Optionee’s death or (B) the Expiration Date.

(c) If Optionee ceases to remain in Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(d) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which the option is exercisable at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any otherwise exercisable Option Shares for which the option has not been exercised. To the extent this option is not exercisable for one or more Option Shares at the time of Optionee’s cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those shares.

6. Detrimental Activities.

(a) If, at any time within (i) 12 months after Optionee ceases to remain in Service, or (ii) within 12 months after Optionee exercises any portion of this option, whichever is the latest, Optionee engages in any Detrimental Activity (as defined below) then (A) this option shall terminate effective immediately, unless terminated sooner by operation of another term or condition of this option or the Plan, and shall cease to be outstanding, and (B) the Corporation may rescind any exercise of this option, in which case Optionee shall pay to the Corporation the amount of any Option Gain (as defined below) realized or payment received as a result of the rescinded exercise.

(b) For purposes of this Agreement: “Detrimental Activity” includes: (1) engaging or participating, directly or indirectly, in any business that is in competition with or adverse to the business of the Corporation in any manner whatsoever; (2) soliciting or otherwise inducing the Corporation’s employees to leave the Corporation’s business or employ; or (3) any other act of Misconduct (as such term is defined in the Plan); and “Option Gain” means an amount equal to the gain represented by the Fair Market Value of the Common Stock on the Exercise Date over the Exercise Price, multiplied by the number of Option Shares purchased in such exercise, without regard to any subsequent decrease or increase in the Fair Market Value of the Option Shares.

7. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities subject to this option and the Exercise Price in order to reflect such change and thereby preclude any dilution or enlargement of benefits hereunder.

8. Shareholder Rights. The holder of this option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Corporation a Notice of Exercise (in the form attached to this Agreement) for the Option Shares for which the option is exercised, which Notice may require the Optionee to certify in a manner acceptable to the Corporation that Optionee is in compliance with the terms and conditions of the Plan and this Agreement; and

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) Cash, by wire transfer or check made payable to the Corporation;

(B) a promissory note payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with the Plan;

(C) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(D) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which Optionee shall concurrently provide irrevocable instructions (I) to a Corporation-approved brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

(b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may this option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise specifically provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

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